Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-167396, 333-168312, and 333-173156 on Form S-3 and 333-81438, 333-125183, 333-139597, 333-175319, and 333-175320 on Form S-8 of our reports dated April 5, 2012 relating to the consolidated financial statements and financial statement schedule of ValueVision Media, Inc. and subsidiaries, and the effectiveness of ValueVision Media, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of ValueVision Media Inc. and subsidiaries for the year ended January 28, 2012.

DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
April 5, 2012